Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions, if any, where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

PFENEX INC.

at

$12.00 Per Share in Cash,

Plus One Non-Transferable Contractual Contingent Value Right For Each Share,

Which Represents the Right to Receive a Contingent Payment of $2.00 Per Share

Upon the Achievement of a Specified Milestone

by

PELICAN ACQUISITION SUB, INC.

a wholly-owned subsidiary of

LIGAND PHARMACEUTICALS INCORPORATED

Pelican Acquisition Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Pfenex Inc. (“Pfenex”), a Delaware corporation, at a price per Share of $12.00, in cash (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $2.00 in cash, without interest, if a specified milestone is achieved (the Cash Amount plus one CVR, collectively the “Offer Price”), in each case less any applicable withholding taxes. This offer is being made upon the terms and subject to the conditions set forth in the offer to purchase, dated August 31, 2020 (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.”

Each CVR represents the right to receive a contingent payment of $2.00 in cash, without interest and less any applicable withholding taxes, in the event the specified milestone is achieved on or before December 31, 2021, in accordance with the terms of the CVR Agreement (as defined below). The CVR Agreement is to be entered into at or prior to the time the Purchaser accepts for payment all Shares that are validly tendered and not withdrawn pursuant to the Offer, by and among the Purchaser, Ligand and a duly qualified rights agents, American Stock Transfer & Trust Company, LLC (the “CVR Agreement”). The required milestone will be achieved, with respect to Pfenex’s teriparatide injection product (also referred to as PF708 or Bonsity) (the “CVR Product”), upon the receipt of a notice from the U.S. Food and Drug Administration (the “FDA”) that the CVR Product is therapeutically equivalent (as will be indicated by assignment of a therapeutic equivalence code that begins with an “A” in the FDA publication, Approved Drug Products with Therapeutic Equivalence Evaluations) with respect to the listed product, FORTEO® (teriparatide injection).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (NEW YORK CITY TIME) AT THE END OF THE DAY ON TUESDAY, SEPTEMBER 29, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Tendering stockholders who are record owners of Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) in accordance with the terms of the Offer will not be obligated to pay brokerage fees or commissions on the sale of Shares pursuant to the Offer. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 10, 2020, by and among Ligand, the Purchaser and Pfenex (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Pfenex (the “Merger”), with Pfenex continuing as the surviving corporation and as a wholly-owned subsidiary of Ligand (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and, in any event, no later than the second business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Pfenex, with Pfenex surviving as a wholly-owned subsidiary of Ligand, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), with no stockholder approval required to consummate the Merger.

Each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any Shares (i) that are owned by or held in the treasury of Pfenex, or owned by Ligand or any direct or indirect wholly-owned subsidiaries of Ligand or Pfenex, including the Purchaser, or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the Delaware Law, will be automatically converted into the right to receive an amount in cash equal to the Offer Price without interest and subject to any applicable withholding taxes.

The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration date of the Offer, a number of Shares which, together with the number of Shares then owned by Ligand or any of its wholly-owned direct or indirect subsidiaries, including the Purchaser (if any), represents at least a majority of the then outstanding Shares (determined in accordance with the Merger Agreement) (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of Delaware Law, by the Depositary pursuant to such procedures) (the “Minimum Condition”), (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated, (iii) the absence of legal restraints that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, and (iv) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

THE BOARD OF DIRECTORS OF PFENEX UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF

YOUR SHARES INTO THE OFFER.

THE BOARD OF DIRECTORS OF PFENEX HAS UNANIMOUSLY (1) DETERMINED THAT TERMS OF THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF PFENEX AND ITS STOCKHOLDERS; (2) DETERMINED THAT IT IS IN THE BEST INTERESTS OF PFENEX AND ITS STOCKHOLDERS, AND DECLARED IT ADVISABLE, TO ENTER INTO THE MERGER AGREEMENT; (3) APPROVED THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT BY PFENEX, THE PERFORMANCE BY PFENEX OF ITS COVENANTS AND AGREEMENTS CONTAINED THEREIN AND THE CONSUMMATION OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT; AND (4) RESOLVED TO RECOMMEND THAT PFENEX’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

Upon the terms and subject to the conditions to the Offer (as described in the Offer to Purchase), the Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn prior to midnight (New York City time) at the end of the day on September 29, 2020 (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated. Pursuant to the Merger Agreement, the Purchaser will extend the Offer (i) for successive periods of 10 business days each (or such longer period as may be approved by Pfenex), if on or prior to any then scheduled Expiration Date, all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived (where permitted by applicable law or the Merger Agreement); provided, in no event will the Purchaser be required to extend the Offer on more than two occasions (but may elect to do so in its sole and absolute discretion) and (ii) for any period required by any applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the New York Stock Exchange American and the Purchaser may (and if requested by Pfenex shall) extend the Offer for successive periods of up to 10 business days each (or such longer period as may be approved by Pfenex), if on or prior to any then scheduled Expiration Date, any of the conditions to the Offer (other than the Minimum Condition) has not been satisfied or waived (where permitted by applicable law or the Merger Agreement); provided, that, in each of clauses (i)

and (ii), in no event will the Purchaser be required to extend the Offer beyond February 10, 2021. The Purchaser’s obligation to extend the Offer is further limited as described below and in the Offer to Purchase. For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with all rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right to waive any of the conditions to the Offer, in whole or in part and at any time and from time to time, in its sole discretion, and to make any change in the terms and conditions of the Offer; except that, unless otherwise contemplated by the Merger Agreement or as previously approved by Pfenex in writing, the Purchaser will not (i) decrease the Offer Price or the number of Shares sought in the Offer (other than in the manner required by the Merger Agreement), (ii) extend the Offer (other than in a manner required or permitted by the Merger Agreement), (iii) impose conditions on the Offer except as otherwise provided in the Merger Agreement, (iv) modify the conditions to the Offer in any manner materially adverse to the holders of Shares, (v) amend the terms of the CVR Agreement, in any manner that is adverse to the holders of Shares or In-The-Money Pfenex Options, or (vi) amend any other term or condition of the Offer in any manner that is materially adverse to the holders of Shares

Any extension, delay, termination, waiver or amendment of the Offer will be followed as soon as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Each of the time periods described in this and the foregoing three paragraphs shall be calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary before the Expiration Date;

•

for Shares held directly in book-entry form in an account with Pfenex’s transfer agent, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary, and such Shares must be delivered according to the book-entry transfer procedures described in the Offer to Purchase, in each case before the Expiration Date;

•	for Shares held through a broker, dealer, commercial bank, trust company or other nominee, the stockholder must contact such nominee and give instructions to tender such Shares; and

•	for Shares tendered by a Notice of Guaranteed Delivery (as defined in the Offer to Purchase), the tendering stockholder must comply with the guaranteed delivery procedures.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time on or before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after October 30, 2020, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares tendered in the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion. The Purchaser reserves the absolute right to reject any and all tenders determined by the Purchaser not to be in proper form or the acceptance for payment of which may, upon the advice of counsel, be unlawful.

None of the Purchaser, Ligand, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by the Purchaser in its sole discretion.

Pfenex has provided the Purchaser with Pfenex’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pfenex’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash and CVRs for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. For a more detailed description of the material U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of tendering or exchanging Shares pursuant to the Offer or the Merger or exercising appraisal rights.

The Offer to Purchase, the Letter of Transmittal and Pfenex’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Board of Directors of Pfenex and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Except as set forth in the Offer to Purchase, neither Ligand nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders (toll-free): (800) 821-8781

Banks and Brokers: (212) 269-5550

Email: PFNX@dfking.com

August 31, 2020